August 14, 1995


Salant Corporation
1114 Avenue of the Americas
New York, New York 10036

Attention:     Mr. Richard P. Randall
          Chief Financial Officer

          Re:  Waiver of Existing Default

Gentlemen:

          Reference is made to the Revolving Credit, Factoring and Security Agreement, dated as of September 20, 1993, as amended (the "Credit Agreement"), between The CIT Group/Commercial Services, Inc. ("Lender") and Salant Corporation ("Borrower"). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement, unless otherwise defined herein.

          Borrower is in breach of Section 3.1(c) of the Credit Agreement as a result of its payment of the Inventory Overadvance in full to Lender on July 31, 1995, instead of July 10, 1995, as a result of which breach an Event of Default ("Subject Default") has occurred under Section 8.1(a) of the Credit Agreement. Lender hereby (a) waives the Subject Default, and (b) agrees to provide financial accommodations to Borrower in accordance with the Letter re: Seasonal Overadvance Subfacility Loans, dated as of July 11, 1995, between Borrower and Lender, provided that, nothing contained herein shall be construed to limit, impair or otherwise affect any rights of Lender in respect of any future non-compliance with
Section 3.1(c) of the Credit Agreement or any other covenant, term or provision of the Credit Agreement or any of the other Financing Agreements.

                         Very truly yours,

                         THE CIT GROUP/COMMERCIAL SERVICES, INC.



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